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                                                                    Exhibit 99.1

Accenture Announces Preliminary Fourth Quarter Results

Company's Operating Performance Expected to Exceed Analyst Expectations

New York, September 16, 2001 -- In light of unsettled market conditions as well as its recent public offering, and the legal requirements related to the execution of its previously announced share repurchase program, Accenture announced today that its revenues before reimbursements for the fourth quarter ended August 31, 2001 are expected to be between $2.75 to $2.78 billion. Excluding one-time reorganization and re-branding costs and stock based compensation expenses, operating income will likely be $250 to $260 million, net income excluding minority interest $100 to $108 million, and diluted earnings per share $0.11 to $0.12. This is consistent with Accenture's previously stated expectations and analysts' consensus estimates. The preliminary results are subject to year-end audit procedures and final reconciliations and adjustments. The company still expects to issue its full earnings release on October 11.

Accenture is the world's leading provider of management and technology consulting services and solutions, with more than 75,000 people in 46 countries delivering a wide range of specialized capabilities and solutions to clients across all industries. Accenture operates globally with one common brand and business model designed to enable the company to serve its clients on a consistent basis around the world. Under its strategy, Accenture is building a network of businesses to meet the full range of any organization's needs -- consulting, technology, outsourcing, alliances and venture capital. Its home page is www.accenture.com.

This press release contains forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the heading "Risk Factors" in our registration statement on Form S-1 filed with the Securities and Exchange Commission.

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Contacts

Roxanne Taylor
Accenture
Tel:+1 (917) 452 5106
roxanne.taylor@accenture.com